UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

HEALTHSPORT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-23100	22-2649848
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1620 Beacon Place Oxnard, California	93033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 593-4880

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2010, HealthSport, Inc. (“HealthSport,” “we,” “our” or “us”) entered into a merger agreement with Supplemental Manufacturing & Ingredients LLC (“SMI”) pursuant to which we will combine with SMI if certain conditions are met. The merger agreement contemplates that, upon satisfaction of closing conditions, SMI will merge with and into our newly formed subsidiary HealthSport Subsidiary, LLC (“HealthSport Subsidiary”). HealthSport Subsidiary will survive the merger. Immediately following the merger, HealthSport Subsidiary will be renamed Supplemental Manufacturing & Ingredients LLC. As consideration for HealthSport’s acquisition of SMI, HealthSport will issue to the members of SMI a total of 251,257,841 shares of our common stock.

The closing of the merger agreement is contingent upon the satisfaction of certain conditions, including SMI obtaining a commitment from a third party investor to invest $10 million in HealthSport in exchange for shares of our common stock at a price equal to or greater than $0.21 per share. Such investment by a third party must close concurrently with or immediately following the closing of the merger with SMI. We have the right to terminate the merger agreement if SMI is unable to obtain a commitment from a third party investor to invest $10 million in HealthSport on the terms set forth in the merger agreement by July 15, 2010. There can be no assurance that SMI will be able to obtain a commitment from a third party investor to invest in HealthSport on the terms set forth in the merger agreement or at all. Consequently, there can be no assurance that the merger contemplated by the merger agreement or any other merger involving HealthSport and SMI will take place.

The following additional conditions to closing set forth in the merger agreement must either be satisfied or waived prior to closing: (i) HealthSport and SMI must deliver to the other party disclosure schedules and updates to such disclosure schedules. (ii) HealthSport and SMI, each in its sole discretion, must be satisfied with the disclosure schedules provided by the other party. (iii) All required consents enumerated under the merger agreement must have been obtained. (iv) The shares to be held by SMI immediately after the closing of the merger (but prior to the closing of the third party investment contemplated by the merger agreement) must equal 84% of the issued and outstanding common stock of HealthSport. (v) HealthSport shall be current with all filings required by the Securities and Exchange Commission.

If the merger agreement is consummated, certain agreements between HealthSport and SMI would be terminated including (i) the stock purchase agreement, as amended, between HealthSport and SMI dated November 6, 2009 (the “Stock Purchase Agreement”); (ii) the promissory note, as amended, issued by SMI to HealthSport on December 1, 2009 (the “Promissory Note”) in the original principal amount of $8,000,000 of which $2,550,000 has been paid to HealthSport for a total of $4,550,000 paid to HealthSport pursuant to the Stock Purchase Agreement; and (iii) the stock pledge agreement, as amended, between HealthSport and SMI dated December 1, 2009 (the “Stock Pledge Agreement”). 36,333,333 shares of our common stock issued in the name of SMI but held in escrow pursuant to the Stock Pledge Agreement will be returned to HealthSport and be cancelled. The issuance of the shares of common stock, the termination of the Stock Purchase Agreement and Stock Pledge Agreement and the cancellation of the Promissory Note and pledged shares are contingent upon and will be effective as of the time of the closing of the merger. Each of the Stock Purchase Agreement, Stock Pledge Agreement and Promissory Note and the amendments to such agreements are described more fully in and filed as exhibits to our current reports on Form 8-K filed with the Securities and Exchange Commission on November 10, 2009 and March 19, 2010.

The merger agreement also contains a “go shop” provision pursuant to which HealthSport is permitted to solicit and negotiate a financing or strategic transaction with an alternative third party investor. If HealthSport identifies an alternative transaction that it prefers to enter into in lieu of the merger with SMI, HealthSport must provide SMI with written notice of its intent to conclude the alternative transaction. Pursuant to the merger agreement, SMI shall have the right to (i) conclude the merger contemplated by the merger agreement by satisfying all of the closing conditions under the merger agreement (including securing the third party investment) within ten (10) days of such notice or (ii) propose or negotiate an amendment or modification to the merger agreement or an alternative transaction. If the merger is not concluded during this ten (10) day period and the parties are unable to agree upon an amendment or modification to the merger agreement, HealthSport may enter into the alternative transaction. If, however, the alternative transaction is subsequently not closed within twenty (20) days following the end of such ten (10) day period, the merger agreement with SMI is automatically reinstated. Any alternative transaction must be approved by all of the members of HealthSport’s board of directors. HealthSport must pay a $500,000 termination fee to SMI if HealthSport consummates an alternate transaction.

The parties may terminate the merger agreement by mutual written consent at any time prior to closing. HealthSport may terminate the merger agreement if (i) SMI breaches any material representation, warranty or covenant in the merger agreement subject to a thirty (30) day cure period, (ii) if SMI has not obtained a commitment for the third party investment or (iii) if the closing has not occurred on or before July 15, 2010. SMI may terminate the merger agreement if (i) HealthSport or HealthSport Subsidiary breaches any material representation, warranty or covenant in the merger agreement subject to a thirty (30) day cure period or (ii) if the closing has not occurred on or before July 15, 2010.

SMI beneficially owns approximately 55% of our outstanding common stock. Kevin Taheri, our chief executive officer, beneficially owns approximately 45% of SMI. Ferrel Raskin, a member of our board of directors, beneficially owns approximately 10% of SMI. Pursuant to the Stock Purchase Agreement, SMI has designated four of the seven members of our board of directors. We also hold the Promissory Note in the original principal amount of $8,000,000. Pursuant to the Stock Purchase Agreement and the Stock Pledge Agreement, 36,333,333 shares of our common stock sold under the Stock Purchase Agreement to SMI are issued in the name of SMI but being held in escrow to be released to SMI as SMI makes installment payments under the Promissory Note. As described above, these 36,333,333 pledged shares are subject to cancellation if the merger with SMI is consummated.

Our board of directors unanimously approved the execution and delivery of the merger agreement.

The foregoing description of the terms of the merger agreement are qualified in their entirety by reference to the provisions of the merger agreement, which is included as Exhibit 10.1 to this Form 8-K and incorporated by reference.

Item 3.02. Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. In connection with the merger of SMI with and into our subsidiary HealthSport Subsidiary, if such merger is consummated, we will issue a total of 251,257,841 shares of our common stock to the members of SMI. Such shares are intended to be issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The three members of SMI meet the accredited investor definition of Rule 501 of the Securities Act. The offering was not conducted in connection with a public offering and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Merger Agreement Among HealthSport, Inc., HealthSport Subsidiary, LLC and Supplemental Manufacturing & Ingredients LLC dated May 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2010	Healthsport, Inc.
	By:	/s/ Kevin Taheri
Kevin Taheri Chief Executive Officer